Exhibit 10.1

PROMISSORY NOTE

San Francisco, California	$25,000,000.00
May 26, 2006

For value received, the undersigned (“Borrower”) promises to pay to the order of CMR INCOME FUND, LLC, a Nevada limited liability company (together with any of its successors and assigns and/or any other holder of this Note, “Lender”) to the Cash Management Account, established pursuant to Section 2.6 of the Loan Agreement (as defined below), or at such other place as the Lender may designate from time to time in writing, in lawful money of the United States, the principal sum of TWENTY FIVE MILLION DOLLARS ($25,000,000.00), with interest at the rate, and with principal and interest due and payable without claim, notice, presentment or demand, all as set forth below.

1.             Use of Proceeds.  Lender, California Mortgage and Realty, Inc., a Delaware corporation and Wells Fargo Foothill, Inc., a California corporation (“Wells Fargo”) are parties to that certain Loan and Security Agreement, dated as of August 11, 2005 (“Original Loan Agreement”), whereunder Wells Fargo agreed to make certain extensions of credit from time to time to or for the account of Lender.  Thereafter the Original Loan Agreement was amended pursuant to that certain First Amendment to Loan and Security Agreement of even date herewith (together with the original Loan Agreement the “Loan Agreement”), pursuant to which Wells Fargo has agreed to make an additional term loan of Twenty Five Million Dollars ($25,000,000) to Lender (the “Term Loan”) on the terms and conditions set forth in the Loan Agreement to enable the Lender to fund the advance being made to the Borrower pursuant to this Promissory Note. All of the loan proceeds payable to Borrower hereunder shall be used, together with additional funds provided by Borrower, to fund that certain Promissory Note, dated of even date herewith in the original principal amount of $48,000,000, executed by each of Eagle Meadows of Wheatland 115, LLC, a California limited liability company (“EMW-115”), Eagle Meadows of Wheatland 130, LLC, a California limited liability company (“EMW-130”), Eagle Meadows of Wheatland 187, LLC, a  California limited liability company (“EMW-187” and, together with EMW-115, and EMW-130, the “EMW Entities”), payable to the order of Borrower (the “EMW Note”), which EMW Note is secured by a first lien in certain unimproved real property located in Yuba County and Sutter County, California (the “EMW Property”), a second lien in certain real property located in San Mateo County, California (the “Brisbane Property”), and certain real property located in Pinal County, Arizona (the “Casa Grande Property”). All capitalized terms not otherwise defined herein shall have the meanings given in the Loan Agreement.

2.             Interest and Maturity Date.  The unpaid principal amount hereof shall bear interest at a per annum rate equal to the rate of interest payable by the Lender on the Term Loan as set forth in Section 17 of the Loan Agreement (i.e., the LIBOR Rate, plus six and one-half percent (6.5%)), and shall be payable in arrears, on the first day of each month, commencing July 1, 2006, through and until May 31, 2007 (the “Maturity Date”).

All in accordance with the obligations of the Lender for repayment of the Term Loan under Section 17 of the Loan Agreement.

3.             Security Interest.  This Note is secured by a Pledge and Security Agreement of even date herewith (the “Pledge”), whereby Borrower has pledged to Lender all of Borrower’s right, title and interest in the EMW Note including all liens on the EMW Property, the Brisbane Property and the Casa Grande Property now or hereinafter held by Borrower.  Notwithstanding the foregoing and upon the occurrence of an Event of Default, Lender shall have full recourse against the assets of Borrower and shall not be limited to the remedies under the Pledge and Lender shall not be required first to exhaust Lender’s remedies under the Pledge before pursuing any remedies available to Lender under this Note, at law, or in equity.

4.             Payment In Full Upon Maturity Date.  On the Maturity Date, the entire unpaid principal balance and all accrued interest shall be due and payable.

5.             Prepayments.  Borrower may prepay all or any part of the principal balance at any time without charge or premium.

6.             Application of Payments.  All payments received, whether delivered directly to the Cash Management Account or to the Lender, shall be applied in this order: first, to amounts other than interest and principal, if any, owing under this Note or under the Term Loan under the Loan Agreement; second, to accrued interest; third, to principal; except that, after the occurrence and during the continuation of any Event of Default, all amounts received shall be applied in such order as Lender, in its sole discretion, may elect.  Borrower waives the application of Sections 1479 and 2822(a) of the California Civil Code and any other statute or rule of law that would otherwise direct, or permit Borrower to direct, the order of application of payments made by Borrower or amounts otherwise received by Lender.

7.             No Waiver By Acceptance of Overdue or Partial Payments.  If Lender accepts payment of any overdue amount, or partial payment of an amount due and the remainder of such amount is unpaid, such acceptance shall in no event: (a) constitute a cure or waiver of Borrower’s default with respect to such overdue or unpaid amount; (b) prevent Lender from exercising any of its rights and remedies with respect to Borrower’s default; or (c) constitute a waiver of Lender’s right to require full and timely payment of amounts becoming due thereafter or to exercise any of Lender’s rights and remedies for any failure to so pay.

8.             Default.  Each of the following events (“Events of Default”) constitute defaults under this Note:

(a)           a default in the payment of any amount due hereunder within any applicable cure period; and

(b)           the occurrence of any “Event of Default” as defined in the Pledge securing this Note or evidencing the loan reflected hereby that remains uncured following any applicable notice and cure period.

9.             Acceleration Upon Default.  Upon the occurrence of an Event of Default, Lender may, at its election, declare the entire balance of principal and accrued interest immediately due and payable.  A delay by Lender in exercising any right of acceleration after an Event of Default shall not constitute a waiver of the Event of Default or of the right of acceleration or any other right or remedy for such Event of Default.  The failure by Lender to exercise any right of acceleration as a result of an Event of Default shall not constitute a waiver of the right of acceleration or any other right or remedy with respect to any other Event of Default, whenever occurring.

10.          Default Interest Rate.  Upon the occurrence and during the continuation of an Event of Default, the outstanding principal balance due hereunder shall bear interest at a per annum rate equal to four (4) percent above the per annum rate of interest otherwise applicable hereunder; provided; however that such default interest shall only be due to the extent such default interest is due and owing on the Term Loan as set forth in the Loan Agreement.

11.          Enforcement Fees and Costs.  Borrower shall immediately reimburse Lender for all fees and costs, including reasonable attorneys’ fees and actual experts’ fees and costs, incurred by Lender for: (a) enforcement of this Note or any of its terms, or the exercise of any rights or remedies hereunder and/or at law, in equity or otherwise, whether or not any action or proceeding is filed; (b) representation of Lender in any bankruptcy, insolvency, reorganization or other debtor-relief or similar proceeding of or relating to Borrower, to any person liable (by way of guaranty, assumption, endorsement or otherwise) upon any of the obligations of this Note; or (c) representation of Lender in any action or proceeding relating to any security for this Note, whether commenced by Lender or any other person, including foreclosure, receivership, lien or stop-notice enforcement, bankruptcy, eminent domain and probate actions or proceedings. All such fees and costs shall bear interest until paid at the rate applicable from time to time under this Note.

12.          Waivers By Maker and Other Parties.  The makers, endorsers, guarantors and sureties of this Note hereby waive diligence, demand, presentment, notice of non-payment, notice of dishonor, protest and notice of protest, agree that the time for performance of any obligation under this Note may be extended from time to time without notice, consent to the release without notice of any party liable hereon or herefor, consent to the addition without notice of parties liable hereon or herefor, and consent to the acceptance without notice of further security for this Note, including other types of security, all without in any way affecting their liability, and waive the right to plead any and all statutes of limitations as a defense to this Note, any guaranty hereof or any agreement to pay the obligations hereof, to the full extent permitted by law.

13.          Time of the Essence.  Time is of the essence with respect to the payment and performance of the obligations of this Note.

14.          No Oral Waivers or Modifications.  No provision of this Note may be waived or modified orally, but only in a writing signed by Lender.

15.          Governing Law.  This Note shall be governed by and construed under the internal laws of the State of California, without regard to conflict of law provisions.

16.          Severability.  Every provision of this Note is intended to be several.  If any provision of this Note is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable.

17.          Limitation Upon Interest.  All agreements between the Borrower and Lender, now existing or hereafter arising, are hereby expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender hereof for the use, forbearance or detention of money to be loaned hereunder or otherwise, or for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law.  If from any circumstance whatsoever fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender hereof shall ever receive as interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Borrower.

18.          Headings.  Headings herein are used for convenience of reference only and do not define or limit the scope of provisions of this Note.

19.          Successors and Assigns.  This Note binds Borrower and its successors, assigns, heirs, administrators and executors, and inures to the benefit of Lender and its successors, assigns, participants, heirs, administrators and executors.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed and delivered by its officer thereunto duly authorized as of the day and year first above written.

BORROWER:	CMR MORTGAGE FUND II, LLC,
a California limited liability company,

	By	CALIFORNIA MORTGAGE AND REALITY,
INC., a Delaware corporation,
Its Manager,

	By	/s/ Craig Raymond
	Its	Senior Vice President

ALLONGE

(Promissory Note Endorsement)

Loan No.

This Allonge is affixed to that certain Promissory Note, dated May 26, 2006, in the original principal amount of $25,000,000.00, executed by CMR Mortgage Fund II, LLC, a California limited liability company, payable to the order of CMR Income Fund, LLC.

Pay to the order of: Wells Fargo Foothill, Inc.

Dated:  May 26, 2006

CMR Income Fund, LLC,
a Nevada Limited Liability Company

By:	/s/ Henry Park
Name:	Henry Park
Title:	Manager